Matthew Bucksbaum
Chairman Emeritus
(312) 960-5123
fax (312) 960-5463
email mattbux@generalgrowth.com

June 12, 2008

Board of Directors
General Growth Properties, Inc.
110 North Wacker Drive
Chicago, IL 60606

Dear Board Members:

After 54 years as a Director of General Growth Properties, Inc., I have reached a point in my life when I feel I should step down from the Board. Accordingly, I am resigning as a Director, effective today.

I have thoroughly enjoyed being a founder, Director and Officer of General Growth Properties, Inc. As you know, the Company has been a primary focus for me and my brothers, and now, my son. I have derived enormous joy and satisfaction from the successes that have been achieved by the Company. I will retain my role as Chairman Emeritus of the Board of Directors and will continue to attend meetings of the Board in that emeritus capacity.

As always, I look forward to the continued success of the Company.

Very truly yours,

/s/ Matthew Bucksbaum

Matthew Bucksbaum